UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

PANERA BREAD COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6710 Clayton Road Richmond Heights, MO	63117
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-633-7100

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Compensatory Arrangements of Certain Officers

On November 16, 2009, Ron Shaich, Chief Executive Officer of Panera Bread Company (the “Company”), advised the Board of Directors of the Company (the “Board”) that he will resign as Chief Executive Officer, effective immediately following the conclusion of the Company’s 2010 Annual Meeting of Stockholders, which is expected to be held on May 13, 2010. Mr. Shaich will continue to serve as an officer of the Company in the position of Executive Chairman. Mr. Shaich will also remain a member of the Board.

In connection with Mr. Shaich’s decision to resign as Chief Executive Officer, the Company announced on November 17, 2009 that the Board had approved a transition plan, pursuant to which William Moreton, the Company’s Executive Vice President and Co-Chief Operating Officer, would succeed Mr. Shaich as Chief Executive Officer upon the effectiveness of Mr. Shaich’s retirement. Pursuant to the transition plan, the Board intends to elect Mr. Moreton to the Board and appoint him President of the Company, each effective upon his commencement of service as Chief Executive Officer.

The terms of the compensation arrangements for Messrs. Moreton and Shaich have not been finalized at this time.

Item 8.01. Other Events.

On November 17, 2009, the Company issued a press release announcing the authorization of a three-year, $600 million share repurchase program and announcing the matters discussed in Item 5.02 of this Current Report on Form 8-K. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release, dated November 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date: November 18, 2009

By: /s/ Jeffrey W. Kip

Name:  Jeffrey W. Kip
Title:   Senior Vice President,
Chief Financial Officer